                                                                     EXHIBIT 2.6


                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of November 17, 2000 (the "Agreement"), is by and among Corrections Corporation of America, a Maryland corporation formerly known as Prison Realty Trust, Inc. ("CCA"), CCA of Tennessee, Inc., a Tennessee corporation formerly known as CCA Acquisition Sub, Inc. and a wholly-owned subsidiary of CCA ("CCA of Tennessee"), and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation ("JJFMSI"). (CCA of Tennessee is sometimes referred to herein as the "Acquisition Company," and JJFMSI is sometimes referred to herein as the "Target Company.")

                              W I T N E S S E T H:

        WHEREAS, pursuant to the terms of an Agreement and Plan of Merger by and among CCA, CCA of Tennessee and Corrections Corporation of America, a Tennessee corporation ("Opco"), dated June 30, 2000, Opco was, effective October 1 2000, merged with and into CCA of Tennessee, with CCA of Tennessee being the surviving corporation (the "CCA Merger");

        WHEREAS, CCA, CCA of Tennessee and JJFMSI wish to merge JJFMSI with and into CCA of Tennessee (the "Merger" or the "JJFMSI Merger"), upon the terms and subject to the conditions set forth in this Agreement, which Merger requires the approval by the affirmative vote of the Boards of Directors of JJFMSI, CCA of Tennessee and CCA (collectively, the "Board Approvals");

        WHEREAS, the Merger also requires the approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, $0.01 par value per share, of JJFMSI (the "JJFMSI Class A Common Stock") (the "JJFMSI Shareholder Approval");

        WHEREAS, CCA, CCA of Tennessee and JJFMSI desire to make certain covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization with respect to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

        SECTION 1.01 The Merger. At the Effective Time (as defined in Section
1.03 herein) and subject to and upon the terms and conditions of this Agreement, and in accordance with the Tennessee Business Corporation Act (the "TBCA"), JJFMSI shall be merged with and into CCA




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of Tennessee, whereupon the separate corporate existence of JJFMSI shall cease and CCA of Tennessee shall continue as the surviving company.

        Following the Merger, CCA of Tennessee (the "Surviving Company") shall succeed to and assume all the rights and obligations of JJFMSI, in accordance with the TBCA.

        SECTION 1.02 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 4.01, and subject to the satisfaction or waiver of the conditions set forth in Article III, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the fifth business day following the satisfaction or waiver of all the conditions set forth in Article III herein which by their terms are capable of being satisfied prior to the Closing (the "Closing Date"), at the offices of Stokes Bartholomew Evans & Petree, P.A. in Nashville, Tennessee, unless another time, date or place is agreed to by the parties hereto.

        SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, articles of merger and all other appropriate documents (in any such case, the "Articles of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the TBCA with the Secretary of State of the State of Tennessee (the "Tennessee Secretary of State"). The Merger shall become effective on the Closing Date at the time of day specified in the Articles of Merger filed with the Tennessee Secretary of State (the "Effective Time").

        SECTION 1.04 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 48-21-108 of the TBCA. Without limiting the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Target Company and the Acquisition Company shall vest in the Surviving Company, and all debts, liabilities and duties of the Target Company and the Acquisition Company shall become the debts, liabilities and duties of the Surviving Company.

        SECTION 1.05 Constituent Documents.

        (a) Charter. The charter of the Acquisition Company as in effect immediately prior to the Effective Time shall continue to be the charter of the Surviving Company (with such amendments as may be set forth in the Articles of Merger in accordance with this Agreement) until thereafter changed or amended as provided therein or by applicable law.

        (b) Bylaws. The bylaws of the Acquisition Company as in effect immediately prior to the Effective Time shall continue to be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

        SECTION 1.06 Directors. The directors of the Acquisition Company immediately prior to the Effective Time shall be the directors of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.




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        SECTION 1.07 Officers. The officers of the Acquisition Company immediately prior to the Effective Time shall be the officers of the Surviving Company, serving in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL SHARES, INDEBTEDNESS AND
               AGREEMENTS OF THE CONSTITUENT ENTITIES; EXCHANGE OF
                                  CERTIFICATES

        SECTION 2.01 Effect on Capital Shares, Indebtedness and Agreements. For purposes hereof, the term "Constituent Capital Stock" means the JJFMSI Common Stock (as defined herein). By virtue of the Merger and without any action on the part of CCA or its stockholders, the Acquisition Company, the Target Company or the holders of the Constituent Capital Stock:

        (a) Cancellation of Certain Shares, Indebtedness and Agreements. As of the Effective Time, except as set forth on Schedule A attached hereto: (i) each share of Constituent Capital Stock that is owned by any of the parties hereto or their subsidiaries (except for any shares of CCA Common Stock owned by the Acquisition Company which are to be delivered as the JJFMSI Merger Consideration) shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; (ii) any indebtedness between any of the parties hereto shall be canceled and shall cease to exist and no consideration shall be delivered therefor; and (iii) all agreements between any of the parties hereto shall be canceled and shall cease to exist.

        (b) Conversion of JJFMSI Common Stock. As of the Effective Time, each issued and outstanding share of Class B common stock, $0.01 par value per share, of JJFMSI (the "JJFMSI Class B Common Stock," and, together with the JJFMSI Class A Common Stock, the "JJFMSI Common Stock") shall be canceled in accordance with subparagraph (a) above, and each issued and outstanding share of JJFMSI Class A Common Stock (other than shares canceled pursuant to subparagraph (a) above) shall be converted into the right to receive that number of shares of CCA Common Stock (collectively, the "JJFMSI Merger Consideration") determined by:
(i) dividing $687,500 by the CCA Closing Price (as herein defined); and (ii) dividing the amount determined under clause (i) by the total number of shares of JJFMSI Class A Common Stock outstanding immediately prior to the Effective Time which are not to be canceled pursuant to subparagraph (a) above. All computations made in accordance with the preceding sentence shall be rounded to two decimal places. As of the Effective Time, each issued and outstanding share of JJFMSI Class A Common Stock converted into CCA Common Stock in accordance herewith shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of JJFMSI Class A Common Stock shall cease to have any rights with respect thereto except the right to receive the JJFMSI Merger Consideration, without interest thereon. Shares of CCA Common Stock that are issued in exchange for shares of JJFMSI Class A Common Stock which are subject to forfeiture under the



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JJFMSI Restricted Stock Plan (as defined in Section 2.04 herein) shall become subject to the terms and restrictions of the CCA Restricted Stock Plan in accordance with Section 2.04 herein. For purposes hereof, the term "CCA Closing Price" means the average closing price of CCA Common Stock on the New York Stock Exchange (the "NYSE") over the five trading days ending two trading days prior to the Closing Date.

        SECTION 2.02 Exchange of Certificates.

        (a) Exchange. Immediately after the Effective Time, CCA shall exchange certificates representing JJFMSI Common Stock (the "JJFMSI Certificates" and each a "JJFMSI Certificate") for the JJFMSI Merger Consideration. Promptly after the Effective Time, CCA shall send to each holder of shares of JJFMSI Common Stock (other than CCA or any of its Subsidiaries) at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the JJFMSI Certificates to CCA) and instructions for use in effecting the surrender of the JJFMSI Certificates for payment therefor.

        (b) Exchange of JJFMSI Certificates. Each holder of shares of JJFMSI Common Stock that have been converted into the right to receive the JJFMSI Merger Consideration will be entitled to receive, upon surrender to CCA of a JJFMSI Certificate, together with a properly completed letter of transmittal, the JJFMSI Merger Consideration in respect of each share of JJFMSI Common Stock represented by such JJFMSI Certificate. Until so surrendered, each such JJFMSI Certificate shall, after the Effective Time, represent for all purposes only the right to receive such JJFMSI Merger Consideration.

        (c) Form of Certain Transfers. If any portion of the JJFMSI Merger Consideration is to be paid to a person (as defined in Section 5.03 herein) other than the person in whose name a JJFMSI Certificate is registered, it shall be a condition to such payment that the JJFMSI Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to CCA any transfer or other taxes required as a result of such payment to a person other than the registered holder of such JJFMSI Certificate or establish to the satisfaction of CCA that such tax has been paid or is not payable.

        (f) Transfers After the Effective Time. After the Effective Time, there shall be no further registration of transfers of shares of JJFMSI Common Stock. If, after the Effective Time, JJFMSI Certificates are presented to CCA or the Surviving Company, they shall be canceled and promptly exchanged for the consideration provided for, in accordance with the procedures set forth in this Article.

        (g) Unclaimed Shares. Neither CCA nor the Surviving Company shall be liable to any holder of JJFMSI Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

        (h) Dividends. No dividends, interest or other distributions with respect to securities of CCA constituting part of the JJFMSI Merger Consideration shall be paid to the holder of any



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unsurrendered JJFMSI Certificates until such JJFMSI Certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the securities of CCA have been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

        SECTION 2.03 Qualified Plans. Prior to the Effective Time, CCA and the Target Company shall take all actions (including, if appropriate, amending the terms of the CCA 401(k) Savings and Retirement Plan and the CCA Employee Savings and Stock Ownership Plan) that are necessary to give effect to the transactions contemplated by this Section.

        SECTION 2.04 Restricted Stock Plans. As of the Effective Time, the Juvenile and Jail Facility Management Services, Inc. 1998 Restricted Stock Plan (the "JJFMSI Restricted Stock Plan") shall be merged into a restricted stock plan (the "CCA Restricted Stock Plan") with terms and conditions similar to those of the JJFMSI Restricted Stock Plan, except that any shares forfeited under the new restricted stock plan shall be forfeited to all plan participants. CCA, the Acquisition Company and the Target Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section.

        SECTION 2.05 Fractional Shares. No fractional shares of CCA Common Stock shall be issued to shareholders of JJFMSI in connection with the Merger, but in lieu thereof each holder of shares of JJFMSI Common Stock otherwise entitled to receive as a result of the Merger a fractional share of CCA Common Stock shall be entitled to receive a cash payment (without interest), rounded to the nearest cent, representing such holder's proportionate interest in the net proceeds resulting from the sale (after deduction of all expenses resulting from such sale) on the NYSE through one or more of its member firms, of the fractional shares of CCA Common Stock all holders of shares of JJFMSI Common Stock would otherwise be entitled to receive as a result of the Merger.

        SECTION 2.06 Lost Certificates. If any JJFMSI Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such JJFMSI Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such JJFMSI Certificate, CCA (or its duly appointed transfer agent) will issue in exchange for such lost, stolen or destroyed JJFMSI Certificate, the JJFMSI Merger Consideration to be paid in respect of the shares represented by such JJFMSI Certificates as contemplated by this Article.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

        SECTION 3.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following condition:



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        (a) No Injunctions or Restraints; Illegality. No statute, rule, regulation, judgment, writ, decree, order, temporary restraining order, preliminary or permanent injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use its reasonable best efforts to prevent the entry of any such injunction or other order or decree and to cause any such injunction or other order or decree that may be entered to be vacated or otherwise rendered of no effect.

        (b) Board Approvals. The Board Approvals shall have been obtained.

        SECTION 3.02 Conditions to Obligation of CCA and Acquisition Company to Effect the Merger. The obligation of CCA and the Acquisition Company to effect the Merger is subject to the satisfaction of the following conditions, unless waived by CCA and the Acquisition Company:

        (a) Shareholder Approval. The JJFMSI Shareholder Approval shall have been obtained.

        (b) Performance of Obligations of Other Parties. JJFMSI shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CCA shall have received a certificate to such effect signed on behalf of JJFMSI by its Chief Executive Officer or Chief Financial Officer.

        (c) Antitrust Clearance. If applicable, the waiting period with respect to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

        SECTION 3.03 Conditions to Obligation of JJFMSI to Effect the Merger. The obligation of JJFMSI to effect the Merger is subject to the satisfaction of the following conditions unless waived by JJFMSI:

        (a) Shareholder Approval. The JJFMSI Shareholder Approval shall have been obtained.

        (b) Performance of Obligations of Other Parties. CCA and Acquisition Company shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and JJFMSI shall have received a certificate to such effect signed on behalf of CCA and Acquisition Company by their respective Chief Executive Officer or Chief Financial Officer.

        SECTION 3.04 Frustration of Closing Conditions. No party to this Agreement may rely on the failure of any condition set forth in Sections 3.01 through 3.03, as the case may be, to be



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satisfied if such failure was caused by such party's failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE IV

                            TERMINATION AND AMENDMENT

        SECTION 4.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Board Approvals and the JJFMSI Shareholder Approval is received:

        (a) by mutual written consent of the parties hereto;

        (b) by CCA or JJFMSI upon written notice to the other parties:

            (i) if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order or decree enjoining or otherwise preventing the consummation of the Merger and such injunction or other order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used its reasonable best efforts to prevent or contest the imposition of, or seek the lifting or stay of, such injunction, order or decree;

            (ii) if the Merger shall not have been consummated on or before February 28, 2001, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

        (c) by CCA upon written notice to the other parties if, upon a vote at a duly held meeting of the shareholders of JJFMSI or any adjournment thereof, the JJFMSI Shareholder Approval shall not have been obtained;

        (f) by CCA upon written notice to the remaining parties, if the Board of Directors of JJFMSI or any committee thereof shall not have approved the Merger, or after approving the Merger, shall have withdrawn or modified in a manner adverse to CCA its approval or recommendation of the Merger or this Agreement or resolved to do so;

        (g) by JJFMSI upon written notice to the remaining parties, if the Board of Directors of CCA or any committee thereof shall not have approved the Merger, or after approving the Merger, shall have withdrawn or modified in a manner adverse to such terminating party its approval or recommendation of the Merger or this Agreement or resolved to do so;

        (h) unless JJFMSI is in material breach of its obligations hereunder, by JJFMSI upon written notice to CCA if CCA breaches or fails to perform any of its covenants or agreements hereunder, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 3.03 hereof and (B) is incapable of being cured by CCA or is not cured within



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thirty (30) days after the terminating party gives written notice of such breach to CCA and such a cure is not effected during such period; or

        (i) unless CCA is in material breach of its obligations hereunder, by CCA upon written notice to JJFMSI if JJFMSI breaches or fails to perform any of its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 3.02 hereof and (B) is incapable of being cured by JJFMSI or is not cured within thirty (30) days after CCA gives written notice of such breach to JJFMSI and such a cure is not effected during such period.

        SECTION 4.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 4.01 herein, this Agreement shall forthwith become void and have no effect and, except to the extent that such termination results from the willful and material breach by a party hereto of any covenants or agreements set forth in this Agreement, there shall be no liability or obligation on the part of the parties hereto except with respect to this Section
4.02 and Article V hereof, which provisions shall survive such termination.

        SECTION 4.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after the Board Approvals and the JJFMSI Shareholder Approval is received, provided that after receipt of the JJFMSI Shareholder Approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 4.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 4.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        SECTION 4.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 4.01, an amendment of this Agreement pursuant to Section 4.03 or an extension or waiver pursuant to Section
4.04 shall, in order to be effective, require action by the Board of Directors, or the duly authorized committee of such Board to the extent permitted by law, of the party authorizing such action.




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                                    ARTICLE V

                               GENERAL PROVISIONS

        SECTION 5.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to CCA, to:

        Corrections Corporation of America
        10 Burton Hills Boulevard, Suite 100
        Nashville, Tennessee 37215
        Attention: John D. Ferguson, Chief Executive Officer and President
        Facsimile: (615) 263-3010

        with a copy to:

        Stokes Bartholomew Evans & Petree, P.A.
        424 Church Street, Suite 2800
        Nashville, Tennessee 37219-2323
        Attention: Elizabeth E. Moore, Esq.
        Facsimile: (615) 259-1470

        if to JJFMSI, to:

        Juvenile and Jail Facility Management Services, Inc.
        10 Burton Hills Boulevard
        Nashville, Tennessee 37215
        Attention: Brent Turner, Secretary and Treasurer
        Facsimile: (615) 263-3170


        with a copy to:

        Stokes Bartholomew Evans & Petree, P.A.
        424 Church Street, Suite 2800
        Nashville, Tennessee 37219-2323
        Attention: Elizabeth E. Moore, Esq.
        Facsimile: (615) 259-1470

        SECTION 5.03 Definitions; Interpretation.

        (a) As used in this Agreement:

            (i) "business day" means any day on which banks are not required or authorized to close in the City of New York; and




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               (ii) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        SECTION 5.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

        SECTION 5.05 Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        SECTION 5.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any principles of conflicts of law of such State.

        SECTION 5.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void; provided that, if necessary or advisable under applicable provisions of corporate or tax law, CCA may assign its rights hereunder to any of its subsidiaries or affiliates to cause JJFMSI to merge with a subsidiary or affiliate of CCA, but no such assignment shall relieve CCA of its obligations hereunder including the obligations to deliver the JJFMSI Merger Consideration. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        SECTION 5.08 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Tennessee or in any Tennessee state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Tennessee or any Tennessee state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.


                  [remainder of page left intentionally blank]




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         Accepted and agreed to this 17th day of November, 2000.


                                    CORRECTIONS CORPORATION OF AMERICA



                                    /s/  John D. Ferguson
                                    --------------------------------------------
                                    John D. Ferguson
                                    Chief Executive Officer and President


                                    CCA OF TENNESSEE, INC.



                                    /s/ John D. Ferguson
                                    --------------------------------------------
                                    John D. Ferguson
                                    President


                                    JUVENILE AND JAIL FACILITY
                                    MANAGEMENT SERVICES, INC.



                                    /s/ Brent Turner
                                    --------------------------------------------
                                    Brent Turner
                                    Secretary and Treasurer




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                                   Schedule A

                            [intentionally omitted]